PROMISSORY NOTE


$348,161.00                                        Date:  August 11, 2000


For value received, the undersigned ALFRED R. GLOBUS, residing at 26-53 210th Street, Bayside, New York 11360 (the "Borrower"), promises to pay to the order of UNITED-GUARDIAN, INC. (the "Lender"), at 230 Marcus Blvd., Hauppauge, New York 11788 (or at such other place as the Lender may designate in writing) the sum of $348,161.00 with interest from July 8, 2000, on the unpaid principal at a rate of 6.6% annually until paid.

The unpaid principal and accrued interest shall be payable as follows: yearly installments of interest only, beginning July 8, 2001 , and continuing until July 8, 2003, (the "Due Date"), at which time the remaining unpaid principal and interest shall be due in full. In addition to the interest payments, the Borrower shall repay the principal at the rate of $50,000 per year for the first four years of the loan beginning July 8, 2001 and continuing on the eighth day of July each year thereafter until July 8, 2003, at which time the remaining principal balance, along with any accrued and unpaid interest, will be due and payable.

All payments on this Note shall be applied first in payment of accrued interest and any remainder in payment of principal.

The Borrower promises to pay a late charge of $5.00 for each installment that remains unpaid more than 15 day(s) after its Due Date. This late charge shall be paid as liquidated damages in lieu of actual damages, and not as a penalty.

If any payment obligation under this Note is not paid when due, the remaining unpaid principal balance and any accrued interest shall become due immediately at the option of the Lender.

The Borrower reserves the right to prepay this Note (in whole or in part) prior to the Due Date with no prepayment penalty.

If any payment obligation under this Note is not paid when due, the Borrower promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

If any of the following events of default occur, this Note and any other obligations of the Borrower to the Lender, shall become due immediately, without demand or notice:

     1) the failure of the Borrower to pay the principal and any accrued interest in full on or before the Due Date;

     2)  the death of the Borrower

     3) the filing of bankruptcy proceedings involving the Borrower as a debtor;

     4) the application for the appointment of a receiver for the Borrower;

     5) the making of a general assignment for the benefit of the Borrower's creditors;

     6) the insolvency of the Borrower;

     7) a misrepresentation by the Borrower to the Lender for the purpose of obtaining or extending credit.

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

This note may be repaid either in cash or in United-Guardian, Inc. ("Corporation") stock, at the option of the Lender. If Lender agrees to accept Corporation stock in payment of the indebtedness, the value of the stock applied towards the loan shall be the closing price of the stock on the date the stock is transferred on the books of the Corporation.

The Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

No renewal or extension of this Note, delay in enforcing any right of the Lender under this Note, or assignment by Lender of this Note shall affect the liability or the obligations of the Borrower. All rights of the Lender under this Note are cumulative and may be exercised concurrently or consecutively at the Lender's option.

This Note shall be construed in accordance with the laws of the State of New York.

Signed this 11th day of August, 2000, at Hauppauge, New York.


Borrower:

/s/ Alfred R. Globus
--------------------
Alfred R. Globus